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                                                                    EXHIBIT 8.01

                        Squire, Sanders & Dempsey L.L.P.
                             1300 Huntington Center
                              41 South High Street
                               Columbus, OH 43215

                                  June 8, 1999

AmeriLink Corporation
1900 East Dublin-Granville Road
Columbus, Ohio 43229

Tandy Corporation
100 Throckmorton Street, Suite 1800
Fort Worth, Texas 76102

Ladies and Gentlemen:

         We have acted as counsel for AmeriLink Corporation (the "Company"), in connection with the proposed merger (the "Merger") of LWT, Inc. ("Sub"), a wholly owned subsidiary of Tandy Corporation ("Parent"), with and into the Company pursuant to an Agreement and Plan of Reorganization, dated as of May 20, 1999 (the "Merger Agreement"), among Parent, Sub and Company. In the Merger, each issued and outstanding share of common stock, no par value, of Company (the "Company Common Stock") will be converted either into .4036 shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") or, under certain circumstances, into cash at the rate of $14.50 per share of Company Common Stock.

         In that connection, you have requested our opinion regarding the material U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the proxy statement/prospectus of the Company and Parent, as filed with the Securities and Exchange Commission, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete,
(iii) certain representations and certifications customarily made in connection with transactions similar to the Merger will be made to us by the Company and Parent in form and content substantially similar to the drafts of such representations and certifications previously provided to Company and Parent, and such representations will be true, correct and complete (such letters, the "Representation Letters"), and (iv) any representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified will be true, correct and complete without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

         Based upon and subject to the foregoing, we are of the opinion that, for U.S. Federal income tax purposes:

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                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (ii) Parent, Sub, and Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                  (iii) Company will not recognize gain or loss as a result of the Merger;

                  (iv) Company shareholders will not recognize gain or loss upon their exchange of Company Common Stock for Parent Common Stock pursuant to the Merger, except that a Company shareholder who receives cash proceeds for their shares (including cash received in lieu of a fractional share interest in Parent Common Stock) will recognize a gain or loss equal to the difference between the cash received and the tax basis of the shares disposed of for cash. Such gain or loss will be capital gain or loss if the shareholder's shares of Company Common Stock are held as a capital asset at the effective time of the Merger, provided such payment is not essentially equivalent to a dividend within the meaning of section 302 of the Code. A payment to a Company shareholder who receives only cash incident to the exercise of dissenters' rights will normally not be treated as essentially equivalent to a dividend if the Company shareholder, after the Merger, owns no Parent stock (either actually or constructively within the meaning of section 318 of the Code). Any capital gain recognized by a Company shareholder will be long-term capital gain or loss if such shares of Company Common Stock have been held for more than one year at the effective time of the Merger;

                  (v) Company shareholders will have the same tax basis in the Parent Common Stock as they had in the Company Common Stock (reduced by any tax basis allocable to shares, including fractional shares, for which cash is received); and

                  (vi) The holding period of the Parent Common Stock received by a Company shareholder will include the period during which the Company Common Stock surrendered in exchange therefor was held (provided that such Company Common Stock was held by such shareholder as a capital asset at the effective date of the Merger).

         Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. Our opinions are based upon current statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. This opinion presumes that no substantial changes in such authorities will be promulgated or will occur between the date hereof and the effective date of the Merger. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof.

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         We consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.


                                     Very truly yours,


                                     SQUIRE, SANDERS & DEMPSEY L.L.P.



                                     By:   /s/ Squire, Sanders & Dempsey L.L.P.
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